Exhibit 99.2

Dec. 23, 2011

Dear Team Members,

It has been an historic week for Winn-Dixie and its team members. Understandably, many of you have questions following the exciting Monday announcement of Winn-Dixie and BI-LO’s agreement to merge.

While there are still many details to work through as this transaction moves toward closing, I commit to you that we will provide updates as new developments arise. That’s why, in the weeks leading up to the close of the merger, I plan to communicate with you every Friday.

Merger Resource Center

We now have a merger resource area, called “Winn-Dixie/BI-LO Merger,” housed on the Enterprise and Retail Portals. In it you will find every official communication we’ve made about the merger, and soon we will offer a routinely updated Frequently Asked Questions (FAQs) document. All team members are encouraged to send any new merger questions to the new email address, wdfuture@winn-dixie.com, and visit the Enterprise and Retail Portals for answers and updates as the merger proceeds.

Sample Questions

Each Friday I plan to address some of the questions that you’ll find answered in the updated FAQs document. This week, I want to talk about some of the aspects of the merger.

First and foremost, I and our Board of Directors agree that this merger with BI-LO is great for Winn-Dixie and its shareholders. I strongly believe this will help make us more successful and more profitable and will help us all to better deliver on our promise to make our guests’ lives easier and fun.

Some people have asked, “Why do you think becoming a private company is a good thing?” There are a number of reasons why, and we have addressed many of these reasons in the FAQs and other communications included in the Portals. Among the reasons we have discussed is that as a private company, we are less likely to have to release sensitive financial and other information about our business … with our competitors eagerly listening and learning. To me, that’s a good thing that will help us stay competitive.

I also take comfort knowing the combined Winn-Dixie and BI-LO company won’t be alone in the world of privately held companies. We’ll join the ranks of Gate Petroleum, Toys “R” Us, Enterprise Rent-A-Car, Hilton Hotels, Bloomberg, Unisource, Hallmark and Levi Strauss. Respected regional grocery chains that are privately held include Meijer in Michigan, Giant Eagle in Pennsylvania, HE Butt in Texas, Hy-Vee in Iowa and Publix here in Florida.

Another question I’ve encountered is, “Why did Winn-Dixie and BI-LO choose to announce the merger during the holidays?” The simple truth is Winn-Dixie, like any public company, is legally required to announce a deal the moment the deal becomes official. This week just happened to be the week when everything fell into place.

Closing thoughts

I want you all to understand that your company will continue to be here. Through this merger and beyond, the good work we have been doing to earn trust and loyalty every day will continue as before. We will carry on in the Winn-Dixie tradition to be at the heart of the neighborhoods we serve, and we will continue to make the lives of our guests easier and fun.

In the meantime, the contributions you make now … in the stores, field, distribution centers, and headquarters … will continue to be just as important and just as vital as they were before Monday’s announcement. We’re pressing forward, focusing on the WINN-ing Way, doing what we do best, and doing what we love.

I wish the best for you and your families this holiday season. Thank you so much for what you do every day. I know you’re going to like what you see at Winn-Dixie in the months and the years to come.

Keep up the good work and I’ll see you in the stores.

Peter Lynch

Chairman, CEO and President

Additional Information and Where to Find it

In connection with the proposed merger and required shareholder approval, Winn-Dixie Stores, Inc. will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WINN-DIXIE AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Winn-Dixie Stores, Inc. with the SEC may be obtained free of charge by contacting Winn-Dixie at Winn-Dixie Stores, Inc., Attn: Investor Relations, 5050 Edgewood Court, Jacksonville, Florida, 32254-3699. Our filings with the SEC are also available on our website at www.WinnDixie.com.

Participants in the Solicitation

Winn-Dixie and its officers and directors may be deemed to be participants in the solicitation of proxies from Winn-Dixie’s shareholders with respect to the merger. Information about Winn-Dixie’s officers and directors and their ownership of Winn-Dixie’s common shares is set forth in the proxy statement for Winn-Dixie’s 2011 Annual Meeting of Shareholders, which was filed with the SEC on September 27, 2011. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Winn-Dixie and its officers and directors in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.